Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, D.C. 20005-2111

TEL: (202) 371-7000

FAX: (202) 393-5760

www.skadden.com

May 14, 2019

Och-Ziff Capital Management Group Inc.

9 West 57th Street

New York, New York 10019

Re:	Och-Ziff Capital Management Group Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Och-Ziff Capital Management Group Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 of the Company (together with all the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the issuance by the Company from time to time, pursuant to Rules 415 and 416, as applicable, of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”) of 9,779,446 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and rights to acquire Shares represented by LTIP Unit Awards that may be issued under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan, as amended (the “Plan”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion stated herein, we have examined and relied on the following:

(a) the Registration Statement in the form filed with the Commission on the date hereof;

(b) an executed copy of a certificate of David Levine, Chief Legal Officer of the Company, dated May 14, 2019 (the “Officer’s Certificate”);

(c) a copy of the Plan, certified pursuant to the Officer’s Certificate;

(d) a copy of the Certificate of Conversion of the Company, filed with the Secretary of State of the State of Delaware on April 29, 2019, certified pursuant to the Officer’s Certificate;

(e) a copy of the Certificate of Incorporation, dated April 29, 2019 (the “Certificate of Incorporation”), as certified by the Secretary of State of the State of Delaware, and certified pursuant to the Officer’s Certificate;

(f) a copy of the Bylaws, dated April 29, 2019 (the “Bylaws”), certified pursuant to the Officer’s Certificate;

(g) a copy of certain resolutions of the Board of Directors of the Company adopted on February 7, 2019, relating to the Plan, the filing of the Registration Statement and certain related matters, certified pursuant to the Officer’s Certificate;

(h) a specimen certificate representing the Class A Shares, certified pursuant to the Officer’s Certificate; and

(i) a copy of the Final Report of the Inspector of Elections for the Company’s 2019 Special Meeting of Shareholders reporting the presence in person or by proxy of a quorum of the Company’s Shareholders at such meeting and the approval of the adoption of the amendment of the Plan (Proposal No. 1), by a majority of the votes cast by Shareholders in person or by proxy at such meeting.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and we also have assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion stated herein, we have assumed that, at the time of issuance and delivery of the Shares, (i) each agreement setting forth the terms of each grant under the Plan will be consistent with the Plan and will be duly authorized and validly executed and delivered by the parties thereto, (ii) the certificates evidencing the Shares in the form examined by us will be manually signed by an authorized officer of the transfer agent and registrar for the Class A Common Stock and registered by such transfer agent and registrar, and (iii) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation or the Bylaws). As to any facts relevant to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by the Company and, when the Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration paid or delivered in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and non-assessable, and

2. The LTIP Unit Awards, including (i) the rights to acquire Shares in exchange for interests in the Subsidiaries (the “LTIP Units”), and (ii) the related Class B Shares (if any) of the Company that are cancelled upon such exchange of LTIP Units for Shares, have been duly authorized and, when sold in accordance with the terms and conditions of, and for the consideration contemplated by, the Plan and the applicable award agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under Delaware law.

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the LTIP Units or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the LTIP Units constitutes the valid and binding obligation of each party to such LTIP Units, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any LTIP Units relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we call to your attention that irrespective of the agreement of the parties to any LTIP Units, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement;

(f) to the extent that any opinion relates to the enforceability of the choice of Delaware law and choice of Delaware forum provisions contained in any LTIP Units, the opinions stated herein are rendered solely in reliance upon Delaware Code title 6, section 2708 and are subject to the qualification that such enforceability may be subject to the exceptions and limitations in Section 2708 as well as by principles of public policy, comity and constitutionality;

In addition, in rendering the foregoing opinions we have assumed that:

(a) neither the execution and delivery by the Company of the LTIP Units nor the performance by the Company of its obligations thereunder, including the issuance of the applicable Shares: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, or (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (ii) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law);

(b) neither the execution and delivery by the Company of the LTIP Units nor the performance by the Company of its obligations thereunder, including the issuance of the applicable Shares, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

2